Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT

JURISDICTION OF
NAME	ORGANIZATION

Patheon Finance LLC	Delaware, U.S.A.

Patheon P.R. LLC	Delaware, U.S.A.

Patheon Pharmaceuticals Inc.	Delaware, U.S.A.

Patheon Pharmaceuticals Services Inc.	Delaware, U.S.A.

Patheon U.S. Holdings Inc.	Delaware, U.S.A.

Patheon U.S. Holdings LLC	Delaware, U.S.A.

Patheon U.K.Pension Trustees Ltd.	England and Wales

Patheon U.K. Limited	England

Patheon France S.A.S.	France

Patheon Holdings S.A.S.	France

Patheon Italia S.p.A.	Italy

Patheon K.K.	Japan

Patheon Cooperatief U.A.	Netherlands

Patheon B.V.	Netherlands

Patheon International Inc.	Ontario, Canada

CEPH International Corporation	Puerto Rico, U.S.A.

Patheon Puerto Rico Acquisitions Corporation	Puerto Rico, U.S.A.

Patheon Puerto Rico, Inc. (formerly, MOVA Pharmaceutical Corporation)	Puerto Rico, U.S.A.

Patheon International AG	Switzerland

Patheon Holdings Cyprus Ltd.	Cyprus

Sobel USA Inc.	Delaware, U.S.A

Banner Pharmacaps Inc.	Delaware, U.S.A

Banner Pharmacaps Europe B.V.	Netherlands

Banner Pharmacaps Canada Ltd.	Canada

Pharmacaps Mexicana S.A. de C.V.	Mexico

Gelcaps Exportadora de Mexica S.A. de C.V.	Mexico